Exhibit 99.(4)(d)

Pacific Life & Annuity Company [700 Newport Center Drive Newport Beach, CA 92660 800) 748-6907www.PacificLife.com]

GUARANTEED WITHDRAWAL BENEFIT XXVII RIDER

Pacific Life & Annuity Company, a stock company, (hereinafter referred to as “we”, “us”, “our”, and the “Company”) has issued this guaranteed minimum withdrawal benefit Rider as a part of the annuity Contract to which it is attached.

All provisions of the Contract that do not conflict with this Rider apply to this Rider. In the event of any conflict between the provisions of this Rider and the provisions of the Contract, the provisions of this Rider shall prevail over the provisions of the Contract.

Capitalized terms in this Rider have their meanings defined herein. Capitalized terms that are not defined in this Rider are defined or described in the Contract to which this Rider is attached, including any endorsements or other riders attached to the Contract.

This benefit provides a minimum withdrawal benefit that guarantees, upon election, a series of withdrawals from the Contract. The Protected Payment Base is established for the sole purpose of determining the withdrawal benefit and is not used in calculating the cash surrender benefit or other guaranteed benefits.  This Rider will terminate upon assignment or a change in ownership of the Contract unless the new assignee or Owner meets the qualifications specified in the Rider Provisions.

TABLE OF CONTENTS

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RIDER SPECIFICATIONS

Rider Effective Date: The Contract Date as shown in the Contract Specifications

Designated Life/Lives as of the Contract Date:	[John Doe]
[Jane Doe]

Rider Option: [Joint Life]

Annual Charge: [1.00%]

The Annual Charge is guaranteed not to change once the Rider is issued. The quarterly charge equals the Annual Charge divided by four. For a complete description of the charge shown above, refer to the Annual Charge provision.

Initial Protected Payment Base Maximum without Pacific Life Home Office Approval: [$1,000,000]

Purchase Payment Amount Maximum without Pacific Life Home Office Approval: [$1,000,000]

Minimum Age: [45]

Maximum Age: [80]

Lifetime Withdrawal Age: 59.5

Withdrawal Percentage: Determined by the age of the Designated Life (or youngest Designated Life for Joint Life Option) at the time of first withdrawal (excluding an Emergency Withdrawal) after the Designated Life reaches the Lifetime Withdrawal Age, according to the following table:

Age Band	Withdrawal Percentage for One Designated Life (Single Life Option)	Withdrawal Percentage for Two Designated Lives (Joint Life Option)
Before age 59.5	0%	0%
59.5 - 64	[4.50%]	[4.00%]
65 - 69	[5.25%]	[4.75%]
70 - 74	[5.65%]	[5.15%]
75 - 79	[6.15%]	[5.65%]
80 - 84	[6.75%]	[6.25%]
85 - 89	[7.45%]	[6.95%]
90 - 94	[8.35%]	[7.85%]
95 and after	[9.55%]	[9.05%]

If a Reset occurs, the Withdrawal Percentage will be based on the age of the Designated Life (or youngest Designated Life for Joint Life Option) at the time of the first withdrawal (excluding an Emergency Withdrawal) after the Reset.

Annual Credit: [5%]

Maximum Allowable Emergency Withdrawal Amount: [10%] of the Contract Value

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DEFINITION OF TERMS

Unless redefined below, the terms defined in the Contract will have the same meaning when used in this Rider.  For purposes of this Rider, the following definitions apply:

Annual RMD Amount – The amount required to be distributed each Calendar Year for purposes of satisfying the minimum distribution requirements of Internal Revenue Code Section 401(a)(9) and related Treasury Regulations.

Designated Life or Designated Lives – The person(s) upon whose life/lives the benefits of this Rider are based. The Designated Life/Lives is/are elected at Contract issue. The Designated Life/Lives may be changed prior to the Lifetime Withdrawal Date (see Allowable Rider Changes provision). To be eligible for lifetime benefits:

Single Life Option

(a)         An Owner and Annuitant must be the Designated Life.

(b)        For jointly owned Contracts, either Owner may be elected as the Designated Life at Contract issue.

(c)         For non-natural owned Contracts, the youngest Annuitant is the Designated Life.

Joint Life Option

(a)         Designated Lives must be natural persons who are each other’s spouses on the Rider Effective Date.

(b)        Designated Lives must be the Owner; or

(c)         Designated Lives must meet the following two conditions:

1.             remain the spouse of the other Designated Life; and

2.             be the first in the line of succession as determined under the Contract for payment of any death benefit.

Lifetime Withdrawal Date: The date you start withdrawing the Protected Payment Amount after the Designated Life (or youngest Designated Life for Joint Life Option) reaches the Lifetime Withdrawal Age.

Protected Payment Amount – The maximum amount that can be withdrawn under this Rider during the contract year without reducing the Protected Payment Base.

If the Designated Life (or youngest Designated Life for Joint Life Option) is younger than the Lifetime Withdrawal Age, the Protected Payment Amount on any day after the Rider Effective Date is equal to zero ($0).

If the Designated Life’s (or youngest Designated Life for Joint Life Option) age is greater than or equal to the Lifetime Withdrawal Age, the Protected Payment Amount on any day after the Rider Effective Date is equal to the applicable Withdrawal Percentage multiplied by the Protected Payment Base as of that day, less cumulative withdrawals during that Contract Year.

The Protected Payment Amount will never be less than zero. Any Protected Payment Amount that is not withdrawn during a Contract Year may not be withdrawn in a subsequent Contract Year. Upon telephone or written request, we will provide you with the current Protected Payment Amount.

Protected Payment Base – An amount used to determine the Protected Payment Amount. The Protected Payment Base will never be less than zero and will remain unchanged except as otherwise described in this Rider. THE PROTECTED PAYMENT BASE CANNOT BE WITHDRAWN AS A LUMP SUM AND IS NOT PAYABLE AS A DEATH BENEFIT.

Quarterly Rider Anniversary – Every three month anniversary of the Rider Effective Date.

Reset Date – Any Contract Anniversary after the Rider Effective Date on which a Reset occurs.

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Spouse – The Owner’s spouse, who is treated as the Owner’s spouse pursuant to federal law.

Surviving Spouse – The Surviving Spouse of the deceased Owner.

For purposes of this Rider, the term “withdrawal” includes any applicable withdrawal charges and taxes. All amounts withdrawn under this Rider will reduce the Contract Value by the amount withdrawn and will be subject to the same conditions, limitations, restrictions and all other fees, charges and deductions, if applicable, as withdrawals otherwise made under the provisions of the Contract.

RIDER PROVISIONS

You have purchased a Guaranteed Withdrawal Benefit XXVII Rider. Subject to the terms and conditions described herein, this Rider:

(a)         allows for withdrawals up to the Protected Payment Amount without any adjustment to the Protected Payment Base, regardless of market performance, until the Rider terminates as specified in the Termination of Rider provision;

(b)        provides for an Annual Credit Amount to be applied to the Protected Payment Base as described under the Annual Credit Amount provision;

(c)         allows for withdrawals for purposes of satisfying the minimum distribution requirements of Internal Revenue Code Section 401(a)(9) and related Code provisions, regardless of the amount, without any adjustment to the Protected Payment Base, subject to certain conditions as described herein;

(d)        provides for annual Resets of the Protected Payment Base.

We will provide you with an annual statement that lists the Protected Payment Amount and Protected Payment Base.

Rider Eligibility - This Rider may be purchased on the Contract Issue Date, provided that on the Rider Effective Date:

Single Life Option

(a)         the age of the Designated Life is greater than or equal to the Minimum Age and less than or equal to the Maximum Age; and

(b)        except for Non-Natural Owners, the Designated Life is an Owner and Annuitant.

Joint Life Option

(a)         the Contract is issued as a:

1.             Non-Qualified Contact (except if the Owner is a trust or other entity this option is not available); or

2.             Qualified Contract under a Traditional or Roth IRA.

(b)        the age of each Designated Life is greater than or equal to the Minimum Age and less than or equal to the Maximum Age; and

(c)         the Contract is structured such that upon death of one Designated Life, the surviving Designated Life may retain or assume ownership of the Contract; and

(d)        any Owner/Annuitant is a Designated Life.

For the purposes of meeting the eligibility requirements for the Joint Life Option, Designated Lives must be any one of the following:

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(a)         A sole Owner with the Owner’s spouse designated as the sole primary beneficiary; or

(b)        Joint Owners, where the Owners are each other’s spouses.

Annual Charge – An annual charge for expenses related to this Rider will be deducted on a quarterly basis. The Annual Charge will be the charge in effect on the Contract Date and is guaranteed not to change once the Rider is issued.

The Annual Charge is deducted, in arrears, on each Quarterly Rider Anniversary that this Rider remains in effect. The charge is equal to the quarterly charge percentage multiplied by the Protected Payment Base on the day the charge is deducted. The charge will be deducted from the variable Investment Option.

If this Rider terminates on a Quarterly Rider Anniversary, the entire charge for the prior quarter will be deducted from the Contract Value on that Quarterly Rider Anniversary.

If the Rider terminates prior to a Quarterly Rider Anniversary for reasons other than death of a Designated Life (or sole surviving Designated Life for Joint Life Option) or when a death benefit becomes payable under the Contract, we will prorate the charge. The prorated amount will be based on the Protected Payment Base as of the day the Rider terminates. Such prorated amount will be deducted from the Contract Value on the earlier of the day the Contract terminates or the Quarterly Rider Anniversary immediately following the day the Rider terminates.

If the Rider terminates as a result of the death of the Designated Life (or sole surviving Designated Life for Joint Life Option), or when a death benefit becomes payable under the Contract, any Annual Charge deducted between the date of death and the Notice Date will be prorated as applicable to the date of death and added to the Contract Value on the Notice Date.

We will waive the charge in the following cases:

(a)         the quarter in which the full annuitization of the Contract occurs; or

(b)        beginning with the quarter after the Contract Value is zero.

Subject to the provisions in this section described above, the Annual Charge will terminate when the Rider terminates.

Initial Values – The Protected Payment Base is initially determined on the Rider Effective Date. On the Rider Effective Date, the Protected Payment Base is equal to the Initial Purchase Payment as long as it does not exceed the Initial Protected Payment Base Maximum without Pacific Life Home Office Approval.

Subsequent Purchase Payments – Subsequent Purchase Payments accepted after the Rider Effective Date will increase the Protected Payment Base by the amount of the Subsequent Purchase Payment.

Limitation on Subsequent Purchase Payments – For the purposes of this Rider, we may reject or restrict any Subsequent Purchase Payments. If invoked, this restriction would be applied uniformly to Contract Owners on a nondiscriminatory basis. We will provide thirty (30) days advance notice to the Owner.

Annual Credit Amount – On each Contract Anniversary after the Rider Effective Date, an Annual Credit Amount will be applied to the Protected Payment Base until the earlier of:

(a)         the first withdrawal, excluding an Emergency Withdrawal, from the Contract since the Rider Effective Date, or

(b)        Ten (10) Contract Anniversaries from the Rider Effective Date.

On the Rider Effective Date, the Annual Credit Amount is equal to the Annual Credit percent of the Annual Credit Base. If a Reset occurs, the Annual Credit Amount is equal to the Annual Credit percent of the new Protected Payment Base at time of Reset.

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Annual Credit Base – An amount used to determine the Annual Credit Amount. The Annual Credit Base is equal to the total Purchase Payments received. The Annual Credit Base multiplied by the Annual Credit percentage will determine the Annual Credit Amount. The Annual Credit Base will remain unchanged except as otherwise described under the provisions of the Rider. The Annual Credit Base will be adjusted:

(a)         proportionally in the event that an Emergency Withdrawal is requested.

(b)        if a Reset takes place. The Annual Credit Base will be made equal to the Protected Payment Base at the time of the Reset.

Emergency Withdrawal – While this Rider is in effect, you may request a one-time withdrawal if it does not exceed Maximum Allowable Emergency Withdrawal Amount. It can only be requested once during the life of the Contract without Withdrawal Charges and without locking in the Withdrawal Percentage or stopping the Annual Credit. The Emergency Withdrawal will adjust the Protected Payment Base and Annual Credit Base proportionately. This adjustment will occur immediately following the withdrawal according to the following steps:

(a)         Determine Emergency Withdrawal amount (“A”) where A equals total withdrawal amount;

(b)        Determine ratio for proportionate reduction (“B”) where B equals A divided by the Contract Value immediately prior to the Emergency Withdrawal;

(c)         Determine the new Protected Payment Base which equals (Protected Payment Base immediately prior to the Emergency Withdrawal) multiplied by (1 minus B);

(d)        Determine the new Annual Credit Base which equals (Annual Credit Base immediately prior to the Emergency Withdrawal) multiplied by (1 minus B).

Allowable Rider Changes – You are allowed to make the below changes prior to the Lifetime Withdrawal Date.

(a)         Rider Option change between Single and Joint Life Options.

(b)        Designated Life/Lives change within the below eligibility requirements:

1.             See Rider Eligibility provision for Rider registration requirements.

2.             When removing or changing a Designated Life, one of the initial Designated Lives must remain on the Contract.

3.             See Designated Life or Designated Lives provision for additional requirements.

Withdrawal of Protected Payment Amount – While this Rider is in effect, you may withdraw up to the Protected Payment Amount without any adjustment to the Protected Payment Base, regardless of market performance, until the Rider terminates as specified in the Termination of Rider provision.

Withdrawals Exceeding Protected Payment Amount – Except as otherwise described under the Emergency Withdrawal or Withdrawals to Satisfy Required Minimum Distribution provision, if a withdrawal exceeds the Protected Payment Amount immediately prior to that withdrawal, we will reduce the Protected Payment Base. This adjustment will occur immediately following the withdrawal according to the following calculation:

(a)         Determine excess withdrawal amount (“A”) where A equals total withdrawal amount (including any applicable withdrawal charge) minus the Protected Payment Amount immediately prior to the withdrawal;

(b)        Determine ratio for proportionate reduction (“B”) where B equals A divided by (Contract Value immediately prior to the withdrawal minus Protected Payment Amount immediately prior to the withdrawal);

(c)         Determine the new Protected Payment Base which equals (Protected Payment Base immediately prior to the withdrawal) multiplied by (1 minus B). The Protected Payment Base will never be less than zero.

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WITHDRAWALS EXCEEDING THE PROTECTED PAYMENT AMOUNT COULD REDUCE FUTURE BENEFITS BY MORE THAN THE DOLLAR AMOUNT OF THE WITHDRAWAL.

The amount available for withdrawal under the Contract must be sufficient to support any withdrawal that would otherwise exceed the Protected Payment Amount.

Withdrawals Taken Prior to the Lifetime Withdrawal Age – If a withdrawal (excluding an Emergency Withdrawal) is taken and the Designated Life (or youngest Designated Life for Joint Life Option) is younger than the Lifetime Withdrawal Age, we will reduce the Protected Payment Base. This adjustment will occur immediately following the withdrawal according to the following calculation:

(a)         Determine excess withdrawal amount (“A”) where A equals total withdrawal amount;

(b)        Determine ratio for proportionate reduction (“B”) where B equals A divided by the Contract Value immediately prior to the withdrawal;

(c)         Determine the new Protected Payment Base which equals the lesser of:

1.             The Protected Payment Base immediately prior to the withdrawal multiplied by (1 minus B); or

2.             The Protected Payment Base immediately prior to the withdrawal minus the total withdrawal amount.

The Protected Payment Base will never be less than zero. WITHDRAWALS EXCEEDING THE PROTECTED PAYMENT AMOUNT COULD REDUCE FUTURE BENEFITS BY MORE THAN THE DOLLAR AMOUNT OF THE WITHDRAWAL.

Withdrawals to Satisfy Required Minimum Distribution (“RMD”) – No adjustment will be made to the Protected Payment Base if a withdrawal is made under this Rider exceeds the Protected Payment Amount immediately prior to the withdrawal, provided that such withdrawal (herein referred to as an “RMD withdrawal”) is for purposes of satisfying the minimum distribution requirements of Internal Revenue Code Section 401(a)(9) and related Treasury Regulations, and further subject to the following:

(a)         you have authorized us to calculate and make periodic distribution of the Annual RMD Amount for the Calendar Year required based on the payment frequency you have chosen;

(b)        the Annual RMD Amount is based on the previous year-end fair market value of this Contract only;

(c)         no withdrawals (other than RMD withdrawals) are made from the Contract during the Contract Year; and

(d)        for Joint Life Option, the youngest Designated Life’s age is greater than or equal to the Lifetime Withdrawal Age.

An RMD is considered a withdrawal as described in the Annual Credit Amount provision. An RMD withdrawal will end eligibility for the Annual Credit Amount to be applied to the Protected Payment Base.

The Company may, with approval by the New York State Department of Financial Services, to modify or eliminate the Withdrawals to Satisfy Required Minimum Distribution (“RMD”) provision if there is any change to the Internal Revenue Code or Treasury Regulations relating to required minimum distributions, including the issuance of relevant IRS guidance. If the Company exercises this right, we will provide notice to the Owner.

Depletion of Contract Value – If the Designated Life’s (or youngest Designated Life for Joint Life Option) age is greater than or equal to the Lifetime Withdrawal Age, and a withdrawal (including an RMD withdrawal) does not exceed the Protected Payment Amount immediately prior to the withdrawal and reduces the Contract Value to zero, the following will apply:

(a)         the allowable withdrawal amount from the Contract will be limited to the Protected Payment Amount which will be paid each year until the day of the death of the Designated Life (or all Designated Lives eligible for lifetime benefits for Joint Life Option) or when a death benefit becomes payable under the Contract. The

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payments will be made under a series of pre-authorized withdrawals under a payment frequency, as elected by the Owner, but no less frequently than annually;

(c)         the death benefit amount is $0.

If the Designated Life (or youngest Designated Life for Joint Life Option) is younger than the Lifetime Withdrawal Age, and a withdrawal reduces the Contract Value to zero, this Rider will terminate.

Automatic Resets – On each Contract Anniversary while this Rider is in effect and before the Annuity Date we will automatically reset the Protected Payment Base if the Protected Payment Base, after any Annual Credits are applied, is at least $1.00 less than the Contract Value on that Contract Anniversary. The Protected Payment Base will be reset to an amount equal to 100% of the Contract Value as of the Contract Anniversary.

We will provide you with confirmation of each Automatic Reset.

Owner-Elected Resets (Non-Automatic) – You may, on any Contract Anniversary after the Rider Effective Date or the most recent Reset Date, whichever is later, elect to reset the Protected Payment Base. On each Reset Date we will set the Protected Payment Base to an amount equal to 100% of the Contract Value as of that Contract Anniversary.

If you elect this option, your election must be received in good order within sixty (60) days after the Contract Anniversary on which the Reset is effective. This option may result in a reduction in the Protected Payment Base and Protected Payment Amount. We will provide you with confirmation of your election.

Application of Rider Provisions – On and after each Reset Date, the provisions of this Rider shall apply in the same manner as they applied when the Rider was originally issued. The limitations and restrictions on withdrawals, the deduction of quarterly charges and any future Reset options available on and after each Reset Date, will again apply and will be measured from that Reset Date. The Reset will not reinstate eligibility for an additional Emergency Withdrawal or the Annual Credit.

Annuitization – If you annuitize the Contract at the maximum Annuity Date specified in the Contract and this Rider is still in effect at the time of your election and a Life with Cash Refund (or Joint Life Option may be able to choose Joint Life with Cash Refund) fixed annuity option is chosen, the annuity payments will be equal to the greater of:

(a)         the Life with Cash Refund (or Joint Life Option may be able to choose Joint Life with Cash Refund) fixed annual payment amount determined in accordance with the terms of the Contract; or

(b)        the Withdrawal Percentage multiplied by the Protected Payment Base in effect on the maximum Annuity Date.

If you annuitize the Contract at any time prior to the maximum Annuity Date specified in the Contract, your annuity payments will be determined in accordance with the terms of the Contract. The Rider Withdrawal Percentage and the Protected Payment Base under this Rider will not be used in determining any annuity payments.

Spousal Continuation – If the Owner dies while this Rider is in effect and if the Surviving Spouse of the deceased Owner (who is also the sole designated recipient) elects to continue the Contract in accordance with its terms, then the following will take place:

(a)         On the date the Surviving Spouse elects to continue the Contract, the Contract Value will be equal to the death benefit proceeds.

Single Life Option

(a)         If a withdrawal was taken by the Designated Life and their age was greater than or equal to the Lifetime Withdrawal Age, the Rider will terminate. The Surviving Spouse may not re-purchase the Rider.

(b)        If a withdrawal was not taken by the Designated Life once they attained the Lifetime Withdrawal Age, the Rider will be continued on the Contract.

(1)         The Rider will be changed to the Joint Life Option.

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(2)         The Withdrawal Percentage will be based on the Surviving Spouse’s age once a withdrawal is taken.

Joint Life Option

(a)         If a withdrawal was taken by the youngest Designated Life and their age was greater than or equal to the Lifetime Withdrawal Age, the Surviving Spouse needs to continue the Contract to continue the Rider (unless the Surviving Spouse was the sole Owner of the Contract).

(1)         The Joint Life Option of the Rider will continue on the Contract.

(2)         The current Protected Payment Base will continue on the Contract.

(3)         If a Reset takes place and the Surviving Spouse is in a new Age Band, the Withdrawal Percentage may change.

(b)        If a withdrawal was not taken by the youngest Designated Life once they attained the Lifetime Withdrawal Age, the Surviving Spouse needs to continue the Contract to continue the Rider (unless the Surviving Spouse was the sole Owner of the Contract).

(1)         The Rider will be changed to the Single Life Option.

(2)         The Withdrawal Percentage will be based on the Surviving Spouse’s age once a withdrawal is taken.

Ownership and Beneficiary Changes – Changes in Contract Owner(s), Annuitant and/or Beneficiary designations and changes in marital status may adversely affect the benefits of this Rider. See Rider Eligibility provision for registration requirements.

Termination of Rider – This Rider will automatically terminate upon the earliest of one of the following events:

Single Life Option

(a)         the date of the death of the Designated Life if a withdrawal was taken after they attained the Lifetime Withdrawal Age;

(b)        when a Death Benefit becomes payable under the Contract and the Contract is not continued according to the Spousal Continuation provision;

(c)         the day the Contract is terminated in accordance with the provisions of the Contract;

(d)        the day that the Contract Value is reduced to zero as a result of a withdrawal (except an RMD withdrawal) that exceeds the Protected Payment Amount;

(e)         the day that the Contract Value is reduced to zero as a result of a withdrawal and the Designated Life is younger than the Lifetime Withdrawal Age;

(f)           the Annuity Date; or

(g)        the day we are notified of a change in ownership of a non-qualified Contract, excluding:

(1)         changes in ownership to or from certain trusts; or

(2)         adding or removing the Owner’s spouse to the Contract.

Joint Life Option

(a)         the date of death of all Designated Lives eligible for lifetime benefits;

(b)        upon the death of the first Designated Life, if a death benefit is payable and a spouse who chooses to continue the Contract is not a Designated Life eligible for lifetime benefits;

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(c)         upon the death of the first Designated Life, if a death benefit is payable and the Contract is not continued according to the Spousal Continuation provision;

(d)        the date of death of the first Designated Life eligible for lifetime benefits, if both Designated Lives are Joint Owners and there has been a change in marital status;

(e)         the day the Contract is terminated in accordance with the provisions of the Contract;

(f)           the day we are notified of a change in ownership that results in:

(1)         neither Designated Life being an Owner; or

(2)         the Owner being a trust.

(g)        the Annuity Date;

(h)         the day that the Contract Value is reduced to zero as a result of a withdrawal (except an RMD withdrawal) that exceeds the Protected Payment Amount; or

(i)             the day that the Contract Value is reduced to zero as a result of a withdrawal and the youngest Designated Life is younger than the Lifetime Withdrawal Age.

This Rider and the Contract will not terminate if the Contract Value is zero and we are making pre-authorized withdrawals of the Protected Payment Amount. In this case, the Rider and Contract will terminate under subparagraph (a) in above sections or when a death benefit becomes payable under the Contract.

The Rider may not be voluntarily terminated by the Owner.

All other terms and conditions of the Contract remain unchanged by this Rider.

PACIFIC LIFE & ANNUITY COMPANY

[

President and Chief Executive Officer	Secretary ]

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